EMPLOYMENT AND NON-COMPETE AGREEMENT


         This Agreement is entered into this 17th day of July, 1999 by and between FRITZ COMPANIES, INC., a Delaware Corporation ("Fritz") and
Graham Napier ("Employee").

         Whereas Employee has certain knowledge and skills in the freight forwarding/customs brokerage business and wishes to be employed by Fritz; and

         Whereas Fritz desires to employ Employee in its business;

         Whereas, Fritz and Employee in consideration of the covenants contained herein agree as follows:

1. Fritz shall employ Employee as of August 16, 1999 in the position of Executive Vice President-Engineering, which is an executive officer position subject to confirmation by the Board of Directors of Fritz, reporting to the Office of the Chairman (or its successor).

2. Fritz shall compensate Employee for such employment as follows:

a. Sixteen Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($16,666.67) gross salary per month;

b.       Three weeks vacation per year,

c. Participation in the Performance Based Retention Plan with a target of 100% of base salary. During the first year of the term hereof, Employee's award under the Performance Based Retention Program shall be 100% of his base salary (subject to the standard vesting provisions of the Performance Based Retention Plan);

d. A one-time award of twenty-five thousand (25,000) non-qualified options for Fritz common stock with an exercise price equal to the closing price of Fritz common stock on the NASDAQ National Market on July 2, 1999 and subject to the execution of and terms and conditions of Fritz's standard Non-Qualified Options Agreement. All such options shall vest one-third at the completion of one year of employment hereunder, one-third at the completion of two years of employment hereunder and one-third at the completion of three years of employment hereunder.

e. A one-time award on the first day of employment hereunder of ten thousand (10,000) shares of restricted Fritz common stock. Such stock shall vest 3,333 shares immediately upon grant,3,334 shares one year from the date of grant and 3,333 shares two years from the date of grant so long as Employee is continuously employed by Fritz from the grant date through the vesting date and subject to the terms and conditions of the standard Fritz Restricted Stock Agreement.

f. Fringe Benefits as provided to all Fritz employees of the same salary level.

g. Should Employee be required, at any time during the term of this agreement, to relocate to another location from his then current residence, Fritz shall reimburse Employee for all reasonable costs incurred by Employee in the sale of his then current residence, the purchase of a new residence in the relocated location and the cost of the physical move to the new location.

h. Six months' temporary housing in the Company apartment in San Francisco, California commencing August 1, 1999.

i. In the event that the Company elects not to offer Employee continued employment beyond the expiration date of this Agreement, all stock options and restricted stock awarded to Employee during the term of this Agreement (including those awarded under the Performance Based Retention Plan), which has not yet vested as of the expiration of this Agreement, shall vest as of the last date of this Agreement.

3. This Agreement shall have a term of five (5) years expiring on August 1, 2004. All terms herein shall remain unchanged for the duration of the term of this Agreement unless changed or modified by a written document signed by Employee and the Office of the Chairman of Fritz.

4. Either party may terminate this Agreement with no further liability or obligations hereunder for any gross misconduct, criminal act or material breach of contract by the other party.

5. Fritz may terminate this agreement with no further liability or obligation hereunder should Employee materially fail to meet the mutually agreed upon performance standards agreed to at the commencement of each fiscal year.

6. Employee shall not engage in any activity whatsoever which conflicts with the interests of Fritz or with Employee's duties as an employee of Fritz. Employee understands that Employee's employment is on a full-time basis, and Employee agrees not to engage in any other employment of business-related activity without the prior written consent of an officer of Fritz. Employee hereby represents that Employee has no agreements with, or obligations to, any person or entity which conflicts, or may conflict, with the interests of Fritz or with Employee's duties as an employee of Fritz.

7. Employee understands and acknowledges that during Employee's employment with Fritz, Employee has been and shall be exposed to Confidential Information (defined below), all of which is proprietary and which rightfully belongs to Fritz. Employee shall hold in a fiduciary capacity for the benefit of Fritz all such Confidential Information obtained by Employee during Employee's employment with Fritz and shall not, directly or indirectly, at any time, either during or after Employee's employment with Fritz, without Fritz's prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than authorized employees of Fritz except as required in the performance of Employee's duties for Fritz. Employee shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.
         The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry, which was obtained from Fritz or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Employee as an employee of Fritz or on behalf of Fritz, including, without limitation, information concerning the provision of freight forwarding services such as the cost of such services, price lists, marketing programs or plans, lists of customers, potential customers, dealers and contacts and other compilations of Confidential Information.

8. In consideration of the restricted stock grant provided for in subpart 2.e. above, upon termination of Employee's employment (regardless of cause), for a period of these (3) months thereafter ("Non-Competition Period"), the following shall apply:

a. During the term hereof and for the Non-Competition Period after Employee ceased to be employed by Fritz, Employee shall not, directly or indirectly, either of himself or any other person, own, manage, control, participate in, invest in, permit his name to be used by, act as consultant or advisor to, render services for (whether alone or in association with any individual, entity, or other business organization), or otherwise assist in any manner any individual or entity that engages in or owns, invests in, manages or controls any venture for enterprise engaged in the provision of services that are similar to, or in competition with, or many materially detract from, any services provided by Fritz or as to which Fritz had firm plans as of the date Employee ceased to be employed by Fritz. Nothing herein shall prohibit Employee from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of securities of a corporation engaged in such business which is publicly traded, so long as he has no active participation in the business of such corporation.

b. During the Non-Competition Period, Employee shall not, directly or indirectly,(i) induce or attempt to induce or aid another in inducing any employee of Fritz to leave the employ of Fritz, or in any way interfere with the relationship between Fritz and any employee of Fritz, or
                     (ii) induce or attempt to induce any customer of Fritz to cease doing business with Fritz, or in any way interfere with the relationship between Fritz and any customer or other business relation of Fritz.

c. During the Non-Competition Period, Employee shall not, directly or indirectly employ any employee of Fritz who voluntarily terminates such employment until three months have passed following termination of such employment.

d. In the event a court shall refuse to enforce the agreements contained herein, either because of the scope of the geographical area specified in the Agreement or the duration of the restrictions, the parties hereto expressly confirm their intention that the geographical areas covered hereby and the time period of the restrictions be deemed automatically reduced to the minimum extent necessary to permit enforcement.

9. Each of the parties hereto acknowledges and agrees that the extent of damages to Fritz in the event of a breach by Employee of this Agreement would be impossible to ascertain and there is and will be available to Fritz no adequate remedy at law to compensate it in the event of such breach. Consequently, Employee agrees that, in the event that he breaches any of such covenants, Fritz shall be entitled, in addition to any other relief to which it may be entitled including without limitation money damages, to enforce any or all of such covenants by injunctive or other equitable relief ordered by any court of competent jurisdiction.

10. In the event that Fritz terminates the employment of Employee hereunder, other than for cause, Employee's sole remedy for such termination shall be:

a.       Thirty days' notice of such termination (or pay in lieu thereof); and

b. Nine (9) months salary at Employee's base salary as of the date of termination. In the event that Fritz is acquired by Ryder Systems, Inc. or any of its subsidiaries, and either Employee resigns thereupon or is terminated, other than for cause, during the term hereof, such termination payments shall be increased by three (3) months' additional salary, and

c. All restricted stock and stock options (including those awarded under the Performance Based Retention Plan) granted to Employee which are not yet vested as of the date of termination shall immediately vest as of such date.

11. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Employee and Fritz agree that any and all disputes or controversies of any nature whatsoever, regarding the interpretation, performance, enforcement of breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than by trial by jury or court or resolution in some other forum), to the fullest extent permitted by law, by Judicial Arbitration and Mediation Services ("JAMS") in San Francisco, California under the then-existing JAMS rules. In the event JAMS no longer exists at such time, such arbitration shall be conducted in San Francisco, California by the American Arbitration Association under their then-existing rules. The prevailing party in the arbitration shall be entitled to recover his or its attorney's fees. Nothing in the paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

12. This Agreement shall be governed by and construed in accordance with the laws of the State of California.




         FRITZ COMPANIES, INC.                                /s/GRAHAM NAPIER


         By: /s/ Lynn C. Fritz

         Title: Office of the Chairman




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